                    Exhibit 99.1

Talk America Reports Third Quarter Earnings
Networking Initiatives on Track

THIRD QUARTER HIGHLIGHTS
•	Approximately 10,000 customer lines converted to company’s network
•	Billed bundled lines of 683,000, up 38% over Q3 2003
•	Began test of high-speed internet access; approximately 11,000 dial-up subscribers
•	Total revenue of $120.5 million, up 21% over Q3 2003
•	Bundled revenue of $105.2 million, up 45% over Q3 2003
•	Net income of $9.1 million, or $0.32 per share on a diluted basis
•	Cash balance of $29.4 million; total debt of $5.5 million

Reston, Virginia - November 3, 2004 - Talk America (NASDAQ: TALK) today announced third quarter 2004 net income of $9.1 million, or $0.32 per share on a diluted basis, as compared to net income of $51.6 million, or $1.74 per share on a diluted basis, for the third quarter 2003.

SUCCESSFUL CUSTOMER MIGRATIONS TO COMPANY-OWNED NETWORK
As of September 30, 2004, we had approximately 10,000 lines provisioned on our network and we are targeting 20,000 to 25,000 lines to be converted by the end of 2004. We are moving forward with plans to install networking equipment at 80 end offices in Michigan throughout 2005, addressing approximately 250,000 of our customers. Ed Meyercord, Chief Executive Officer and President of Talk America commented, "Our networking initiatives are progressing according to plan. Having our own network will allow us to deliver customers’ phone service and high-speed internet access at very competitive rates and attractive margins."

BUILDING INTERNET SERVICE CAPABILITIES
We are offering dial-up internet services to existing customers and at the point of sale. As of September 30, 2004, approximately 11,000 customers subscribed to our internet service and we expect significant growth for the balance of the year and into 2005. We are also developing the capability to deliver high-speed internet access to customers using digital subscriber line or DSL technology. During the third quarter, we commenced a test of our high-speed internet service offering and expect to begin marketing this service in the first quarter of 2005.

BUNDLED BUSINESS GENERATING SIGNIFICANT CASHFLOW
Growth in bundled lines drove a 21% increase in revenues over the third quarter 2003. Mr. Meyercord commented, "Our profitable base of customers generates a significant volume of cashflow. This provides us with the financial flexibility to fund our network expansion entirely through internally generated funds. Consistent with the company’s network strategy and the recent regulatory developments with respect to wholesale pricing, we are scaling back our UNE-P marketing initiatives to focus on our networked customers."

1

FINANCIAL GUIDANCE
Our capital expenditure forecast for 2004 is $12 - $15 million. Our operational and financial targets for the fourth quarter 2004 and the year ended 2004 are as follows:

2004
Metrics	Q4 2004	Current	Previous
Lines on Network	20k - 25k	20k - 25k	--
Billed Bundled Lines	690k - 700k	690k - 700k	700k - 725k
Bundled Revenue	$109 - $112 mm	$405 - $408 mm	$405 -$415 mm
Long Distance Revenue	$13 -$15 mm	$62 - $64 mm	$55-$60 mm
Total Revenue	$122 - $127 mm	$467 - $472 mm	$460 -$475 mm
Net Income	$10 - $12 mm	$36 - $38 mm	$35-$37 mm
Diluted EPS	$0.35 - $0.42	$1.26 - $1.33	$1.18-$1.25

CONFERENCE CALL
Talk America’s management will host a conference call to discuss the third quarter 2004 operating results at 5:00 p.m. ET on Wednesday, November 3, 2004. The call can be accessed by dialing the following: US 800-731-1420, International, 212-676-5360. A replay of the call will be available through 7:00 p.m. ET on November 10, 2004 by dialing the following: US 800-633-8284, International 402-977-9140. The reservation number for the replay is 21210259.

Additionally, a live web simulcast of the conference call will be available online at www.talkamerica.com and www.streetevents.com.

2

About Talk America

Talk America offers a bundle of local and long distance phone services to residential and small business customers. We have built a large, profitable base of bundled phone service customers using the operating platforms of the incumbent local telephone companies and plan to migrate customers to our own networking platform, where feasible, and further increase our revenues and profitability by offering internet services to these customers. For further information, visit us online at: www.talkamerica.com.

Please Note: Certain of the statements contained herein may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "expects," "expected," "anticipates," "anticipated," and "targets." These forward-looking statements are based on our current expectations. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Forward-looking statements involve risks and uncertainties and our actual results could differ materially from our expectations. In addition to those factors discussed in the foregoing, important factors that could cause such actual results to differ materially include, among others, dependence on the availability and functionality of local exchange carriers' networks as they relate to the unbundled network element platform, increased price competition for long distance and local services, failure of the marketing of the bundle of local and long distance services and long distance services under our direct marketing channels and our various marketing partners, failure to manage the nonpayment of amounts due us from our customers from bundled and long distance services, attrition in the number of end users, failure or difficulties in managing our operations, including attracting and retaining qualified personnel, failure to be able to expand our active offering of local bundled services in a greater number of states, failure to provide timely and accurate billing information to customers, failure to manage our collection management systems and credit controls for customers, interruption in our network and information systems, failure to provide adequate customer service, and changes in government policy, regulation and enforcement and/or adverse judicial or administrative interpretations and rulings relating to regulations and enforcement, including, but not limited to, the continued availability of the unbundled network element platform of the local exchange carriers’ network and unbundled network element pricing methodology.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in our Annual Report on Form 10-K for the year-ended December 31, 2003, filed March 12, 2004, as amended by our Form 10-K/A filed May 7, 2004, and any subsequent filings. We undertake no obligation to update our forward-looking statements.

--Financial Tables To Follow--

3

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenue	$120,537	$99,929	$344,739	$281,520

Costs and expenses:
Network and line costs, excluding depreciation and amortization (see below)	60,251	46,033	170,057	133,185
General and administrative expenses	15,934	14,236	46,987	39,664
Provision for doubtful accounts	5,728	3,444	14,054	8,561
Sales and marketing expenses	19,318	14,146	55,806	35,146
Depreciation and amortization	5,442	4,450	15,895	13,138
Total costs and expenses	106,673	82,309	302,799	229,694

Operating income	13,864	17,620	41,940	51,826
Other income (expense):
Interest income	61	42	204	337
Interest expense	561	(1,560)	(698)	(6,066)
Other income, net	--	4	--	2,469
Income before provision for income taxes	14,486	16,106	41,446	48,566
Provision (benefit) for income taxes	5,339	(35,460)	15,395	(22,801)

Net income	$9,147	$51,566	$26,051	$71,367

Income per share - Basic:
Net income per share	$0.34	$1.96	$0.97	$2.71

Weighted average common shares outstanding	26,974	26,367	26,799	26,325

Income per share - Diluted:
Net income per share	$0.32	$1.74	$0.91	$2.45

Weighted average common and common equivalent shares outstanding	28,212	29,761	28,482	29,337

4

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)

	September 30, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$29,354	$35,242
Accounts receivable, trade (net of allowance for uncollectible accounts of $14,304 and $9,414 at September 30, 2004 and December 31, 2003, respectively)	48,876	40,321
Deferred income taxes	27,723	24,605
Prepaid expenses and other current assets	7,967	5,427
Total current assets	113,920	105,595

Property and equipment, net	66,643	68,069
Goodwill	19,503	19,503
Intangibles, net	2,533	4,666
Deferred income taxes	24,733	40,543
Other assets	8,499	7,547
	$235,831	$245,923

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$43,678	$35,296
Sales, use and excise taxes	14,596	14,551
Deferred revenue	15,588	10,873
Current portion of long-term debt	3,188	16,806
Accrued compensation	4,658	9,888
Other current liabilities	5,069	7,027
Total current liabilities	86,777	94,441

Long-term debt	2,352	31,791

Deferred income taxes	19,507	19,904

Commitments and contingencies

Stockholders' equity:
Preferred stock - $.01 par value, 5,000,000 shares authorized; no shares outstanding	--	--
Common stock - $.01 par value, 100,000,000 shares authorized; 26,976,075 and 26,662,952 issued and outstanding at September 30, 2004 and December 31, 2003, respectively	283	280
Additional paid-in capital	356,201	354,847
Accumulated deficit	(224,289)	(250,340)
Treasury stock - $.01 par value, 1,315,789 shares at September 30, 2004 and December 31, 2003, respectively	(5,000)	(5,000)
Total stockholders' equity	127,195	99,787
	$235,831	$245,923

5

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$26,051	$71,367
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	14,054	8,561
Depreciation and amortization	15,895	13,138
Loss on sale and retirement of assets	--	16
Non-cash compensation	9	--
Non-cash interest and amortization of accrued interest liabilities	(956)	(195)
Gain from extinguishment of debt	--	(2,476)
Deferred income taxes	13,079	(24,224)
Changes in assets and liabilities:
Accounts receivable, trade	(22,609)	(17,495)
Prepaid expenses and other current assets	(1,979)	(1,786)
Other assets	(17)	1,404
Accounts payable	8,382	3,555
Sales, use and excise taxes	45	2,364
Deferred revenue	4,715	3,317
Accrued compensation	(5,230)	2,304
Other current liabilities	(1,958)	(4,134)
Net cash provided by operating activities	49,481	55,716

Cash flows from investing activities:
Capital expenditures	(8,053)	(9,166)
Capitalized software development costs	(2,673)	(2,038)
Net cash used in investing activities	(10,726)	(11,204)

Cash flows from financing activities:
Payments of borrowings	(44,258)	(38,672)
Payments of capital lease obligations	(949)	(46)
Proceeds from exercise of options	564	750
Purchase of treasury stock	--	(5,000)
Net cash used in financing activities	(44,643)	(42,968)

Net increase (decrease) in cash and cash equivalents	(5,888)	1,544
Cash and cash equivalents, beginning of period	35,242	33,588
Cash and cash equivalents, end of period	$29,354	$35,132

SOURCE: Talk America Holdings, Inc.

# # #
Contact Info:
Talk America
Jeff Schwartz
215-862-1097
jschwartz@talk.com